Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of December 8, 2016, between LINKEDIN CORPORATION, a Delaware corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of November 12, 2014 (the “Indenture”), pursuant to which the Company issued its 0.50% Convertible Senior Notes due 2019 (the “Notes”);

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger, dated as of June 11, 2016 (the “Merger Agreement”), by and among Microsoft Corporation, a Washington corporation (“Parent”), Liberty Merger Sub Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Parent, and the Company, pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”) and, subject to the terms and conditions contained in the Merger Agreement, each share of Class A common stock of the Company, par value $0.0001 per share (“Share”), issued and outstanding prior to the effective time of the Merger will be cancelled and automatically converted into the right to receive $196.00 in cash (the “Merger Consideration”);

WHEREAS, the Merger Consideration is to be paid to each holder of Shares without interest and less any applicable withholding taxes;

WHEREAS, in connection with the foregoing, Section 13.07(a) of the Indenture provides that the Company shall execute a supplemental indenture providing that each Note shall, without the consent of any holders of Notes as permitted by Section 10.01(j), become convertible solely into Reference Property (as defined below); and

WHEREAS, all conditions for the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

In consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Trustee agree as follows for the equal and ratable benefit of the holders of the Notes:

ARTICLE 1
DEFINITIONS

Section 1.01.         General.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2
EFFECT OF MERGER

Section 2.01.         Conversion of Notes.  In accordance with Sections 10.01(j) and 13.07(a) of the Indenture, from and after the date of this Supplemental Indenture, the right to convert each $1,000 principal amount of Notes shall be changed to a right to convert such principal amount of Notes into the Merger Consideration that a holder of a number of Shares equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property”), which Reference Property shall be cash in an amount equal to $665.44 per $1,000 principal amount of Notes, in accordance with the Indenture, at any time from, and including, the date that the Merger becomes effective.  The provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the holders’ right to convert the Notes into the Reference Property.

ARTICLE 3
MISCELLANEOUS PROVISIONS

Section 3.01.         Effectiveness; Construction.  This Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee as of the date hereof.  Upon such effectiveness, the Indenture shall be supplemented in accordance herewith.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.  The Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 3.02.         Indenture Remains in Full Force and Effect.  Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.03.         Trustee Matters.  The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby.  The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.  The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture, the correctness of any of the provisions contained herein or the recitals contained herein, all of which are made solely by the Company.  In addition, and without limiting the foregoing, the Trustee is not charged with knowledge of the Merger Agreement or any of the terms thereof.

Section 3.04.         No Third-Party Beneficiaries.  Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties to the Indenture, any Paying

2

Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors under the Indenture or the holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 3.05.         Severability.  In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.06.         Headings.  The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.07.         Successors.  All agreements of the Company and the Trustee in this Supplemental Indenture shall bind their respective successors and assigns whether so expressed or not.

Section 3.08.         Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF NEW YORK.

Section 3.09.         Counterpart Signatures.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signature page follows]

3

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

LINKEDIN CORPORATION

By:	/s/ Keith R. Dolliver
	Name:	Keith R. Dolliver
	Title:	Vice President

[Signature Page to Supplemental Indenture]

U.S. BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Paula Oswald
	Name:	Paula Oswald
	Title:	Vice President

[Signature Page to Supplemental Indenture]